EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-83809 and 333-138504) on Form S-8 of our report dated June 23, 2022 appearing in the annual report on Form 11-K of Applied Industrial Technologies, Inc. Retirement Savings Plan as of December 31, 2021 and 2020 and for the year ended December 31, 2021.

/s/ Plante & Moran, PLLC

Cleveland, Ohio
June 23, 2022